UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 20, 2008

 (Date of Earliest Event Reported)

Clarient, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Adoption of 2008 Incentive Plan

On February 20, 2008 the Compensation Committee of the Board of Directors of Clarient, Inc. (the “Company”) adopted the 2008 Management Incentive Plan to provide cash incentives for the Company’s executive officers and certain other employees.  The terms of the 2008 Management Incentive Plan are described below in Item 5.02(e) and incorporated herein by reference.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of 2008 Incentive Plan

On February 20, 2008 the Compensation Committee of the Board of Directors (the “Committee”) of the Company adopted the 2008 Management Incentive Plan (the “2008 Incentive Plan”) to provide cash incentives for the Company’s executive officers and certain other employees. The 2008 Incentive Plan is intended to assist the Company in attracting, retaining and motivating highly qualified and experienced managers. The 2008 Incentive Plan rewards corporate and individual performance with a goal of helping to align the total compensation of the participants with the interests of the Registrant’s stockholders.

Under the 2008 Incentive Plan variable cash incentives, if any, will be paid based on the achievement of specified corporate and individual objectives. The variable cash incentive component of each participant’s total compensation is based on a target amount.  The amount of such compensation for executive officers will be determined based on the following factors: (i) 85% based on achievement of the Company’s financial objectives, (ii)10% based on the achievement of corporate objectives, and (iii) 5% based on the achievement of certain human resource and leadership objectives, with a potential payout at target incentive levels of approximately $600,000. Non-officer variable compensation for 2008 will be determined based on the following factors: (i) 60% based on achievement of financial objectives, (ii) 30% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of human resource and leadership objectives, with a potential payout at target incentive levels of approximately $800,000.  The target incentive awards for officers range from 75% of salary compensation for the Chief Executive Officer to 30% of salary for certain officers of the Company. Each participant can earn up to two hundred and ten percent of their target based on very high achievement to these objectives established by the Committee.

There is no mandatory minimum award payable under the 2008 Incentive Plan. Bonus awards are subject to the approval of the Committee, and are based on a combination of total corporate performance and individual performance. The actual cash incentive paid to a participant in the 2008 Incentive Plan may be adjusted based upon the achievement of corporate and individual objectives and will be measured on a sliding scale basis (e.g. 50% achievement would result in payment of 50% of target incentives, 100% achievement would result in payment of 100% of target incentives and 200% achievement would result in payment of 200% of target incentives).  The Committee, in its discretion, may award bonuses even if the Plan’s financial targets are not met.

The Board also approved the financial and the corporate objectives for the 2008 Incentive Plan. These financial objectives are based on achieving specified levels of improvement in revenue and in earnings before interest, tax, depreciation and amortization expense. The corporate objectives include specified individual business objectives, as well as certain company-wide objectives.  These objectives include customer satisfaction, customer retention, certain project milestones, certain productivity metrics and maintaining regulatory compliance.  Human resource and leadership objectives include maintenance of the Company’s performance culture, individual performance appraisals and evaluation of individual development plans. The incentives are earned over the course of 2008 and are expected to be paid in March 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: February 26, 2008	By:	/s/ James V. Agnello
	Name:	James V. Agnello
	Title:	Senior Vice President and Chief Financial Officer